EXHIBIT 10.3

PERFORMANCE RESTRICTED STOCK UNIT AWARD NOTICE

CLARENCE H SMITH
780 JOHNSON FERRY RD., SUITE 800
ATLANTA, GEORGIA30342

Pursuant to the terms and conditions of the Haverty Furniture Companies, Inc. 2014 Long-Term Incentive Plan (the "Plan"), you have been granted Performance Restricted Stock Units (Performance RSUs).  The general terms of this grant of Performance RSUs are outlined below.

Grant Date:	January 23, 2015
Performance Period:	January 1, 2015 – December 31, 2015
Target Number of Performance RSUs:	5,688
Performance Measure:	Net Sales
Vesting :	As Per Performance Schedule

The actual number of Performance RSUs that will vest is based on achieving the level of Net Sales during each of the four years in the Performance Period as follows:

Performance Period	Consolidated Net Sales	Vesting %	Vesting Date
2015	> $ XX M	25%	May 8, 2016
2016	> $ XX M	25%	May 8, 2017
2017	> $ XX M	25%	May 8, 2018
2018	> $ XX M	25%	May 8, 2019

Each Performance RSU is equivalent to one share of common stock upon vesting.

Until vested, the units represented by this award are not entitled to receive cash dividends and do not have the right to vote. This award will vest immediately upon a change in control, death or disability as defined in Section 2 of the Plan.  If you leave Havertys, other than in the case of death or disability, unvested awards are forfeited.  Please consult the 2014 Long-Term Incentive Plan Prospectus for a complete understanding of Havertys' equity award program.

This is a summary of the award.  The grant agreement and Plan Prospectus are the authoritative source for all questions on awards made under the Plan.